Silgan
Holdings Inc.

Exhibit 99.1

SILGAN INCREASES DIVIDEND FOR 21ST CONSECUTIVE YEAR SINCE INITIATION AND DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, February 25, 2025 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, announced today that based on its continued strong financial performance and business prospects its Board of Directors declared a $0.20 per share quarterly cash dividend on the Company’s common stock, payable on March 31, 2025 to the holders of record of the common stock of the Company on March 17, 2025. This represents a 5.3 percent increase from last year's quarterly cash dividend, which the Company has increased every year for twenty-one consecutive years since it began paying cash dividends in 2004.
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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $5.9 billion in 2024. Silgan operates 123 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187